Exhibit 3.9

AMENDMENT NO. 2 TO THE

SECOND AMENDED AND RESTATED BY-LAWS OF

ADVAXIS, INC.

The undersigned, being the duly elected and acting President and Chief Executive Officer of Advaxis, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

1. The Board of Directors of the Corporation, by unanimous written consent, approved and adopted the following amendments to the Second Amended and Restated By-Laws of the Corporation (the “By-Laws”), effective as of January 27, 2022:

The By-Laws are hereby amended by the replacement in their entireties of Sections 4 and 5 under Article I, so that they now read in their respective entireties as follows (emphasis added solely for illustrative purposes to show changes):

“Section 4. Quorum. (i) Section 4. Quorum. Except as otherwise provided by law or by the Certificate of Incorporation, the presence in person or by proxy of the holders of one-third of the capital stock issued and outstanding and entitled to vote at the meeting ~~thereat, present in person or represented by proxy~~, counting for the purpose of establishing a quorum (i) the numbers of shares of common stock that are issued and outstanding and (ii) the number of shares of preferred stock that are issued and outstanding (counting for these purposes (in respect of each share of preferred stock outstanding) the number of shares of common stock that are, or will be, issuable upon conversion of each such currently issued and outstanding share of preferred stock), shall constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.”

Section 5. Voting. Unless otherwise required by law, the Certificate of Incorporation or the By-Laws, in all matters other than the election of directors, the affirmative vote of the majority in voting power of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.”

2. All other provisions of the By-Laws of the Corporation remain unchanged and are in full force and effect.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 27 day of January 2022.

By:	/s/ Kenneth A. Berlin
Name:	Kenneth A. Berlin
Title:	President and Chief Executive Officer, Interim
Chief Financial Officer